Form N-SAR Exhibit
File # 811-6292
Global Equity Fund



Item 77D.  Policies with respect to security investments

	 The Fund's policies with respect to security investments were revised by its Board to permit investment in a wider variety of money market instruments and vehicles. These changes were disclosed in the Fund's prospectus dated March 1, 1998.